Exhibit 5.1

              Tel Aviv | December 26, 2013

Elbit Vision Systems Ltd.
7 Bareket Street
Industrial Park Cessarea
Israel

Ladies and Gentlemen:

We have acted as Israeli counsel to Elbit Vision Systems Ltd., an Israeli company (the “Company”), in connection with this Registration Statement on Form F-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering and sale of the following securities (collectively, the “Securities”): (a) up to 43,882,317 ordinary shares of the Company, par value NIS 1.0 per share, of the Company  (the “Shares”); and (b) up to 5,882,353 ordinary shares of the Company issuable upon the exercise of warrants (the “Warrant Shares”).

This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or the prospectus that is a part of the Registration Statement, other than as expressly stated herein with respect to the issuance of the Securities.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement; (ii) copies of the Memorandum of Association and Articles of Association of the Company, as currently in effect; (iii) resolutions adopted by the Board of Directors of the Company (the “Board of Directors”) relating to the Registration Statement and the issuance of the Securities; and (iv) such other documents and questions of law which we consider necessary or advisable for the purposes of rendering this opinion letter. As to any facts material to the opinions expressed herein which were not independently established or verified, we have relied upon oral or written statements and representations of officers and other representatives of the Company. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competence of all natural persons, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us as copies.

 Based upon the foregoing, in reliance thereon and subject to the assumptions, comments, qualifications, limitations and exceptions stated herein, we are of the opinion that: (i) the issuance of the Shares have been duly authorized by all necessary corporate action by the Company; (ii) the Shares are validly issued, fully paid and non-assessable; and (ii) the Warrant Shares, when issued and paid for in accordance with their terms, will be validly issued, fully paid and non-assessable.

We are members of the Israel Bar and we express no opinion as to any matter relating to the laws of any jurisdiction other than the laws of Israel.

 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and we further consent to the use of our name under the caption “Legal Matters” in the Registration Statement and the prospectus that forms a part thereof. This consent is not to be construed as an admission that we are a party whose consent is required to be filed as part of the Registration Statement under the provisions of the Securities Act.

Very truly yours, /s/ Yigal Arnon & Co. Yigal Arnon & Co.

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